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                                                                   EXHIBIT 10.20



                          AMENDMENT TO TCSI CORPORATION
                    1994 OUTSIDE DIRECTORS STOCK OPTION PLAN
                               (December 6, 1996)

         WHEREAS, Section 7 of the 1994 Outside Directors Stock Option Plan permits amendment of the Plan by the Board of Directors of TCSI Corporation (the "Company");

         WHEREAS, the following amendments to the Plan will become effective upon approval by the shareholders of the Company:

         NOW, THEREFORE, the Plan is amended to read as set forth below:

         1.       Section 1 of the Plan is amended to read as follows:

                  "The purpose of this Outside Directors Stock Option Plan (the "Plan") of TCSI Corporation, a Nevada corporation (the "Company"), is to provide an incentive to each Outside Director (as hereinafter defined) of the Company to increase stockholder value by granting to each such Outside Director options ("Stock Options") to purchase shares of the Company's common stock, par value $.10 per share ("Common Stock").


         2.       Section 7 of the Plan is amended to read as follows:

                  "The Plan may be amended or terminated by the Board in any respect, at any time. The Board may, at its discretion, seek shareholder approval of any amendment. No Stock Option granted hereunder may be altered or canceled, except in accordance with its terms, without the written consent of the optionee".

         3.       Section 14 "Non-Transferability of Options" is deleted.